Exhibit (a)(1)(d)
COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND
AND YOU DO NOT WANT TO EXCHANGE YOUR ELIGIBLE OPTIONS
BROCADE COMMUNICATIONS SYSTEMS, INC.
OFFER TO AMEND CERTAIN OPTIONS AND CANCEL CERTAIN OTHER OPTIONS
WITHDRAWAL FORM
     You previously received (1) the Offer to Amend Certain Options and Cancel Certain Other Options (the “Offer to Amend or Cancel”); (2) the e-mail from Richard Deranleau, dated May 11, 2006; (3) the election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Brocade’s offer some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Brocade’s offer for some or all of your eligible options.
     To withdraw your election to accept the offer with respect to some or all of your eligible options, you must sign, date and deliver this withdrawal form via facsimile (fax number: (408) 333-5900), via e-mail to 409Astock@brocade.com, or hand delivery to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110 by 5:00 p.m., Pacific Time, on June 12, 2006.
     You should note that if you withdraw your acceptance of the offer, you will not receive any cash payments or amended options in replacement for the withdrawn options and those options will not be amended or canceled. You will keep all of the options that you withdraw. These options will continue to be governed by the stock option plans under which they were granted and by the existing option agreements between you and Brocade.
     You may change this withdrawal, and again elect to accept the offer with respect to some or all of your eligible options by submitting a new election form to Elizabeth Moore via facsimile (fax number: (408) 333-5900), via e-mail to 409Astock@brocade.com, or via hand delivery to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, by 5:00 p.m., Pacific Time, on June 12, 2006.
     Please check the appropriate box:
     ☐     I wish to withdraw my election to accept the offer with respect to all of my eligible options and instead REJECT the offer. I do not wish to accept the offer with respect to any option grants.
     OR
     ☐     I wish to withdraw my election to accept the offer with respect to each of the option grants listed below (and on any additional sheets which I have attached to this form). I still wish to accept the offer with respect to the rest of the eligible options listed on the election form I submitted.

Option Number	Grant Date
__________________	__________________
__________________	__________________
__________________	__________________
__________________	__________________
__________________	__________________

Please sign this withdrawal form and print your name exactly as it appears on the election form.

_______________________________________
Employee Signature

_______________________________________	_______________________________________	_____________________
Employee Name (Please print)	Corporate E-mail Address	Date and Time
RETURN TO ELIZABETH MOORE NO LATER THAN 5:00 P.M., PACIFIC TIME, ON JUNE 12, 2006 BY FAX (408) 333-5900, BY E-MAIL TO 409ASTOCK@BROCADE.COM, OR BY HAND DELIVERY

BROCADE COMMUNICATIONS SYSTEMS, INC.
OFFER TO AMEND CERTAIN OPTIONS AND CANCEL CERTAIN OTHER OPTIONS
INSTRUCTIONS TO THE WITHDRAWAL FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.     Delivery of Withdrawal Form.
     A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Elizabeth Moore, either via hand delivery at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, attention: Elizabeth Moore, via e-mail to 409Astock@brocade.com, or via facsimile (fax number: (408) 333-5900) on or before 5:00 p.m., Pacific Time, on June 12, 2006 (referred to as the expiration date). If Brocade extends the offer, this withdrawal form must be received by Elizabeth Moore by the date and time of the extended expiration of the offer.
     The delivery of all required documents, including withdrawal forms and any new election forms, is at your risk. Delivery will be deemed made only when actually received by Elizabeth Moore. You may hand deliver your election form to Elizabeth Moore at Brocade Communications Systems, Inc., 1745 Technology Drive, San Jose, CA 95110, or you may send it via e-mail to 409Astock@brocade.com, or you may fax it to Elizabeth Moore at fax number (408) 333-5900. In all cases, you should allow sufficient time to ensure timely delivery. Brocade intends to confirm the receipt of your withdrawal form by e-mail within two U.S. business days; if you have not received such an e-mail confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by Elizabeth Moore. Only responses that are complete, signed and actually received by Elizabeth Moore by the deadline will be accepted. Responses may only be submitted via fax, e-mail or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.
     You should note that any options with respect to which you previously elected to accept this offer, but did not withdraw from the offer, will remain bound by your prior election form.
     Although by submitting a withdrawal form you have withdrawn some or all the options with respect to which you previously chose to accept the offer from the offer, you may change your mind and re-elect to accept the offer with respect to some or all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not to have had proper elections made for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Re-elections with respect to options may be made at any time before the expiration date. If Brocade extends the offer beyond that time, you may re-elect with respect to your options at any time until the extended expiration of the offer. To re-elect with respect to some or all of the withdrawn options, you must deliver a later dated and signed election form with the required information to Elizabeth Moore while you still have the right to participate in the offer. You will not be deemed to have made a proper election with respect to your options for purposes of the offer unless you deliver, prior to the expiration date, a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election or withdrawal form received by us prior to the expiration date.

     Although it is Brocade’s intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of your election with respect to your options.
2.     Signatures on this Withdrawal Form.
     If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.
     If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Brocade of the authority of that person to act on your behalf must be submitted with this withdrawal form.
3.     Other Information on this Withdrawal Form.
     In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include your current corporate e-mail address.
4.     Requests for Assistance or Additional Copies.
     Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend or Cancel, the election form or this withdrawal form should be directed to:
Elizabeth Moore
Brocade Communications Systems, Inc.
1745 Technology Drive, San Jose, CA 95110
Phone: (408) 333-5019
     Copies will be furnished promptly at Brocade’s expense.
5.     Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Elizabeth Moore, on or before the expiration date.

6.     Additional Documents to Read.
     You should be sure to read the Offer to Amend or Cancel, all documents referenced therein, and the e-mail from Richard Deranleau, dated May 11, 2006, before making any decisions regarding participation in, or withdrawal from, the offer.
7.     Important Tax Information.
     You should refer to Section 14 of the Offer to Amend or Cancel and Schedules C through F of the Offer to Amend or Cancel, if applicable, which contain important federal income tax information. We also recommend that you consult with a Deloitte financial planner or other personal advisors before deciding whether or not to participate in this offer.